Exhibit 99.1

CONTACT INFORMATION:

FOR IMMEDIATE RELEASE	SRA Media Relations:
Sheila S. Blackwell
703.227.8345
sheila_blackwell@sra.com

SRA Investor Relations:
David Keffer
703.502.7731
david_keffer@sra.com

SRA Announces Appointment of

Rick Nadeau as Executive Vice President and

Chief Financial Officer

FAIRFAX, Va., May 19, 2009 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations and commercial clients, today announced that Rick Nadeau will join the company as Executive Vice President (EVP) and Chief Financial Officer (CFO) on June 1. Nadeau will report to SRA President and CEO Stan Sloane.

In his role as EVP and CFO, Nadeau will be responsible for the company’s financial operations, including all corporate accounting, financial strategy and business planning. He will oversee the corporate controllership, treasury and tax functions, and be instrumental in the company’s mergers and acquisitions, balance sheet management and capital investment decisions.

Nadeau has more than 32 years of executive-level experience in the private sector. Prior to joining SRA, he was CFO for Sunrise Senior Living, Inc., where he led efforts to complete their accounting restatement and improve the company’s governance, accounting and internal control processes. He also oversaw accounting, budgeting and finance operations, as well as the information technology, venture relations and asset management departments.

Nadeau began his career with Arthur Andersen LLP, where he developed deep expertise in private debt and equity offerings, quality and risk management, and accounting for complex business combinations. Nadeau was a member of the SRA audit team during his career at Arthur Andersen. Later, he joined KPMG as a senior reviewing partner where he was the lead engagement and audit partner for many large-scale, complex companies including a number of government contractors in the Washington, D.C. area.

“Rick’s extensive experience, combined with his track record of success in the professional services industry and financial know-how in government contracting, will serve us well as we continue to focus on our organic growth strategies,” said Sloane. “Rick and SRA have known each other for many years, and we’re confident that he’ll be a tremendous addition to our executive team.”

In February, SRA Corporate Controller Melissa Burgum was named acting CFO while the company continued its search for a permanent candidate. Burgum will resume her role as Corporate Controller reporting to Nadeau.

“Melissa stepped into this high-level, interim role and ensured a smooth transition during our permanent CFO search,” said Sloane. “She contributed greatly to SRA during this time, and we are grateful for her ongoing dedication and service.”

About SRA International, Inc.

SRA and its subsidiaries are dedicated to solving complex problems of global significance for government organizations serving the national security, civil government and global health markets. Founded in 1978, the company and its subsidiaries have expertise in such areas as air surveillance and air traffic management; contract research organization (CRO) services; cybersecurity; disaster response planning; enterprise resource planning; environmental strategies; IT systems, infrastructure and managed services; logistics; public health preparedness; strategic management consulting; systems engineering; and wireless integration. FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for ten consecutive years. The company and its subsidiaries employ more than 6,800 employees serving clients from headquarters in Fairfax, Va., and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of May 19, 2009. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to May 19, 2009.

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